Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333‑132378, 333‑146625, 333‑153170, 333‑170249, 333‑190132, 333‑197543, 333-212365, 333-216487, 333-226575, 333-226577, and 333-224283 on Form S-8 of our report dated March 16, 2020, relating to the consolidated financial statements of Christopher & Banks Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s change in method of accounting for leases in fiscal year 2019 due to the adoption of the new lease standard), appearing in this Annual Report on Form 10-K for the year ended February 1, 2020.

/s/ Deloitte & Touche LLP
Minneapolis, MN
March 16, 2020